SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934

NeuStar, Inc.

(Name of Subject Company (Issuer))

NeuStar, Inc.

(Names of Filing Persons (Offeror))

Class A Common Stock, $0.001 par value

(Title of Class of Securities)

64126X201

(CUSIP Number of Class of Securities)

Martin K. Lowen

Senior Vice President, General Counsel and Secretary

21575 Ridgetop Circle, Sterling, VA 20166

Telephone: (571) 434-5400

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copy to:

Stephen I. Glover, Esq.

James J. Moloney, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Telephone: (202) 955-8500

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$250,000,000	$28,650

*	The transaction value is estimated only for purposes of calculating the filing fee. This amount is based on the offer to purchase for not more than $250,000,000 in aggregate of up to 8,000,000 shares of Class A common stock, $0.001 par value, at the minimum tender offer price of $31.25 per share.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Advisory No. 3 for fiscal year 2012, equals $114.60 per $1,000,000 of the value of the transaction.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/A	Filing Party: N/A
Form or Registration No.: N/A	Date Filed: N/A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐	Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐	Rule 14d-1(d) (Cross-Border Third Party Tender Offer)

SCHEDULE TO

This Tender Offer Statement on Schedule TO relates to the offer by NeuStar, Inc., a Delaware corporation (“Neustar,” the “Company” or “our”), to purchase up to $250 million in value of shares of its Class A common stock, $0.001 par value per share (the “Shares”), at a price not greater than $36.00 nor less than $31.25 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. The Company’s offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 3, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal, copies of which are attached to this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively (which together, as amended or supplemented from time to time, constitute the “Offer”). This Tender Offer Statement on Schedule TO is intended to satisfy the reporting requirements of Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended.

The information in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively, is incorporated by reference in answer to Items 1 through 11 in this Tender Offer Statement on Schedule TO.

Item 1.	Summary Term Sheet.

The information set forth in the section captioned “Summary Term Sheet” in the Offer to Purchase, a copy of which is filed with this Schedule TO as Exhibit (a)(1)(i), is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) Name and Address: The name of the subject company is NeuStar, Inc., a Delaware corporation. The address of its principal executive office is 21575 Ridgetop Circle, Sterling, Virginia 20166 and its telephone number is (571) 434-5400. The information set forth in Section 10 (“Certain Information Concerning Us”) of the Offer to Purchase is incorporated herein by reference.

(b) Securities: The information set forth in the section of the Offer to Purchase captioned “Introduction” is incorporated herein by reference.

(c) Trading Market and Price: The information set forth in the section captioned “Introduction” in the Offer to Purchase is incorporated herein by reference. Section 8 (“Price Range of Shares; Dividends”) of the Offer to Purchase is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

(a) Name and Address: The name of the filing person is NeuStar, Inc., a Delaware corporation. The address of its principal executive office is 21575 Ridgetop Circle, Sterling, Virginia 20166 and its telephone number is (571) 434-5400. The information set forth in Section 10 (“Certain Information Concerning Us”) and Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase is incorporated herein by reference.

Item 4.	Terms of the Transaction.

(a) Material Terms: The information set forth in the sections of the Offer to Purchase captioned “Introduction” and “Summary Term Sheet” is incorporated herein by reference. The information set forth in Section 1 (“Number of Shares; Proration”), Section 2 (“Purpose of the Offer; Certain Effects of the Offer”), Section 3 (“Procedures for Tendering Shares”), Section 4 (“Withdrawal Rights”), Section 5 (“Purchase of Shares and Payment of Purchase Price”), Section 6 (“Conditional Tender of Shares”), Section 7 (“Conditions of the Offer”), Section 9 (“Source and Amount of Funds”), Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”), Section 13 (“Certain United States Federal Income Tax Consequences”), Section 14 (“Extension of the Offer; Termination; Amendment”) and Section 16 (“Miscellaneous”) of the Offer to Purchase is incorporated herein by reference.

(b) Purchases: The information set forth in the sections of the Offer to Purchase captioned “Introduction” and “Summary Term Sheet” is incorporated herein by reference. The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) in the Offer to Purchase is incorporated herein by reference.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(e) Agreements Involving the Subject Company’s Securities: The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a) Purposes: The information set forth in the section of the Offer to Purchase captioned “Summary Term Sheet” is incorporated herein by reference. The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Offer”) of the Offer to Purchase is incorporated herein by reference.

(b) Use of the Securities Acquired: The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Offer”) of the Offer to Purchase is incorporated herein by reference.

(c) Plans: The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Offer”) of the Offer to Purchase is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) Source of Funds: The information set forth in Section 9 (“Source and Amount of Funds”) of the Offer to Purchase is incorporated herein by reference.

(b) Conditions: The information set forth in Section 7 (“Conditions of the Offer”) and Section 9 (“Source and Amount of Funds”) of the Offer to Purchase is incorporated herein by reference.

Item 8.	Interest in Securities of the Subject Company.

(a) Securities Ownership: The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

(b) Securities Transactions: The information set forth in Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) of the Offer to Purchase is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

(a) Solicitations or Recommendations: The information set forth in Section 15 (“Fees and Expenses”) of the Offer to Purchase is incorporated herein by reference.

Item 10.	Financial Statements.

Not applicable, in reliance on Instruction 2 to this Item 10.

Item 11.	Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings: The information set forth in Section 2 (“Purpose of the Offer; Certain Effects of the Offer”), Section 10 (“Certain Information Concerning Us”), Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) and Section 12 (“Certain Legal Matters; Regulatory Approvals”) in the Offer to Purchase is incorporated herein by reference.

(b) Other Material Information: The information in the Offer to Purchase and the related Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(i) and (a)(1)(ii), respectively, are incorporated herein by reference.

Item 12.	Exhibits.

(a)(1)(i)	Offer to Purchase, dated November 3, 2011.

(a)(1)(ii)	Letter of Transmittal (including IRS Form W-9 and Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9).

(a)(1)(iii)	Notice of Guaranteed Delivery.

(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(v)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(5)(i)	Press Release, dated November 3, 2011.

(a)(5)(ii)	Summary Advertisement, dated November 3, 2011.

(b)	None.

(d)(1)	NeuStar, Inc. 1999 Equity Incentive Plan (the “1999 Plan”), incorporated herein by reference to Exhibit 10.8 to Amendment No. 3 to our Registration Statement on Form S-1, filed May 27, 2005 (File No. 333-123635).

(d)(2)	NeuStar, Inc. 2005 Stock Incentive Plan (the “2005 Plan”), incorporated herein by reference to Exhibit 10.51 to our Quarterly Report on Form 10-Q, filed August 8, 2007.

(d)(3)	Form of Nonqualified Stock Option Agreement under the 2005 Plan, incorporated herein by reference to Exhibit 99.4 to our Current Report on Form 8-K, filed March 5, 2007.

(d)(4)	Form of Incentive Stock Option Agreement under the 2005 Plan, incorporated herein by reference to Exhibit 10.47 to Amendment No. 3 to our Registration Statement on Form S-1, filed May 27, 2005 (File No. 333-123635).

(d)(5)	Summary Description of Non-Management Director Compensation incorporated herein by reference to Exhibit 10.22 to our Quarterly Report on Form 10-Q, filed July 28, 2011 (File No. 333-123635).

(d)(6)	Form of Directors’ Restricted Stock Unit Agreement, incorporated herein by reference to (a) Exhibit 99.2 to our Current Report on Form 8-K, filed April 14, 2006 and (b) Exhibit 10.36 to our Quarterly Report on Form 10-Q, filed August 4, 2009.

(d)(7)	Form of Restricted Stock Agreement under the NeuStar, Inc. 2005 Stock Incentive Plan, as amended, incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K/A, filed February 28, 2008.

(d)(8)	Second Form of Restricted Stock Agreement under the NeuStar, Inc. 2005 Stock Incentive Plan, as amended, incorporated herein by reference to Exhibit 99.3 to our Current Report on Form 8-K/A, filed February 28, 2008.

(d)(9)	Form of Nonqualified Stock Option Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed December 15, 2009.

(d)(10)	Form of Performance Award Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed March 1, 2010.

(d)(11)	Form of Restricted Stock Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed March 1, 2010.

(d)(12)	NeuStar, Inc. 2009 Performance Achievement Reward Plan, incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed February 27, 2009.

(d)(13)	Form of Performance Award Agreement under the NeuStar, Inc. 2005 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed February 27, 2009.

(d)(14)	Form of Performance Award Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.3 to our Current Report on Form 8-K, filed December 15, 2009.

(d)(15)	NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed on April 13, 2009.

(d)(16)	Form of Restricted Stock Agreement under the NeuStar, Inc. 2005 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.45 to Amendment No. 3 to our Registration Statement on Form S-1. filed May 27, 2005 (File No. 333-123635).

(d)(17)	Form of Performance Award Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.46 to our Quarterly Report on Form 10-Q, filed April 27, 2011.

(d)(18)	Form of Restricted Stock Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.47 to our Quarterly Report on Form 10-Q, filed April 27, 2011.

(d)(19)	Form of Nonqualified Stock Option Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.48 to our Quarterly Report on Form 10-Q, filed April 27, 2011.

(d)(20)	Form of Directors’ Restricted Stock Unit Agreement-A, incorporated herein by reference to Exhibit 10.46 to our Quarterly Report on Form 10-Q, filed July 28, 2011.

(d)(21)	Form of Directors’ Restricted Stock Unit Agreement-B, incorporated herein by reference to Exhibit 10.47 to our Quarterly Report on Form 10-Q, filed July 28, 2011.

(d)(22)	Agreement and Plan of Merger, dated as of October 10, 2011, by and among NeuStar, Inc., Tumi Merger Sub, Inc., Targus Information Corporation and Michael M. Sullivan, as Stockholder Representative, incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed October 11, 2011.

(g)	None.

(h)	None.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

NEUSTAR, INC.

/s/ Paul S. Lalljie
Name:	Paul S. Lalljie
Title:	Senior Vice President and Chief Financial Officer

Date: November 3, 2011

Index to Exhibits

Exhibit Number	Description

(a)(1)(i)	Offer to Purchase, dated November 3, 2011.

(a)(1)(ii)	Letter of Transmittal (including IRS Form W-9 and Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9).

(a)(1)(iii)	Notice of Guaranteed Delivery.

(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(1)(v)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

(a)(5)(i)	Press Release, dated November 3, 2011.

(a)(5)(ii)	Summary Advertisement, dated November 3, 2011.

(b)	None.

(d)(1)	NeuStar, Inc. 1999 Equity Incentive Plan (the “1999 Plan”), incorporated herein by reference to Exhibit 10.8 to Amendment No. 3 to our Registration Statement on Form S-1, filed May 27, 2005 (File No. 333-123635).

(d)(2)	NeuStar, Inc. 2005 Stock Incentive Plan (the “2005 Plan”), incorporated herein by reference to Exhibit 10.51 to our Quarterly Report on Form 10-Q, filed August 8, 2007.

(d)(3)	Form of Nonqualified Stock Option Agreement under the 2005 Plan, incorporated herein by reference to Exhibit 99.4 to our Current Report on Form 8-K, filed March 5, 2007.

(d)(4)	Form of Incentive Stock Option Agreement under the 2005 Plan, incorporated herein by reference to Exhibit 10.47 to Amendment No. 3 to our Registration Statement on Form S-1, filed May 27, 2005 (File No. 333-123635).

(d)(5)	Summary Description of Non-Management Director Compensation incorporated herein by reference to Exhibit 10.22 to our Quarterly Report on Form 10-Q, filed July 28, 2011 (File No. 333-123635).

(d)(6)	Form of Directors’ Restricted Stock Unit Agreement, incorporated herein by reference to (a) Exhibit 99.2 to our Current Report on Form 8-K, filed April 14, 2006 and (b) Exhibit 10.36 to our Quarterly Report on Form 10-Q, filed August 4, 2009.

(d)(7)	Form of Restricted Stock Agreement under the NeuStar, Inc. 2005 Stock Incentive Plan, as amended, incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K/A, filed February 28, 2008.

(d)(8)	Second Form of Restricted Stock Agreement under the NeuStar, Inc. 2005 Stock Incentive Plan, as amended, incorporated herein by reference to Exhibit 99.3 to our Current Report on Form 8-K/A, filed February 28, 2008.

(d)(9)	Form of Nonqualified Stock Option Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed December 15, 2009.

(d)(10)	Form of Performance Award Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed March 1, 2010.

Exhibit Number	Description

(d)(11)	Form of Restricted Stock Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed March 1, 2010.

(d)(12)	NeuStar, Inc. 2009 Performance Achievement Reward Plan, incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed February 27, 2009.

(d)(13)	Form of Performance Award Agreement under the NeuStar, Inc. 2005 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed February 27, 2009.

(d)(14)	Form of Performance Award Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.3 to our Current Report on Form 8-K, filed December 15, 2009.

(d)(15)	NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed on April 13, 2009.

(d)(16)	Form of Restricted Stock Agreement under the NeuStar, Inc. 2005 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.45 to Amendment No. 3 to our Registration Statement on Form S-1. filed May 27, 2005 (File No. 333-123635).

(d)(17)	Form of Performance Award Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.46 to our Quarterly Report on Form 10-Q, filed April 27, 2011.

(d)(18)	Form of Restricted Stock Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.47 to our Quarterly Report on Form 10-Q, filed April 27, 2011.

(d)(19)	Form of Nonqualified Stock Option Agreement under the NeuStar, Inc. 2009 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.48 to our Quarterly Report on Form 10-Q, filed April 27, 2011.

(d)(20)	Form of Directors’ Restricted Stock Unit Agreement-A, incorporated herein by reference to Exhibit 10.46 to our Quarterly Report on Form 10-Q, filed July 28, 2011.

(d)(21)	Form of Directors’ Restricted Stock Unit Agreement-B, incorporated herein by reference to Exhibit 10.47 to our Quarterly Report on Form 10-Q, filed July 28, 2011.

(d)(22)	Agreement and Plan of Merger, dated as of October 10, 2011, by and among NeuStar, Inc., Tumi Merger Sub, Inc., Targus Information Corporation and Michael M. Sullivan, as Stockholder Representative, incorporated herein by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed October 11, 2011.

(g)	None.

(h)	None.